**AMENDMENT TO CONSULTANCY AGREEMENT**

Made and Entered Into on
11th October 2011 Between

Blue Sphere Ltd or any one of Blue Sphere's affiliated companies, (hereinafter: "**BLUE SPHERE**") a duly organized legal entity having its primary offices at 35 asuta st. Even Yehuda, 40500 Israel

Of the first part, and

BLUEBIRD Finance & Projects Ltd., registered in Israel, (hereinafter: "**BLUEBIRD**"), having its primary offices at 3, Anda Amir Street, Haifa.

Of the second part:

WHEREAS BLUEBIRD and BLUE SPHERE entered into a binding consultancy agreement on 22nd May 2011 (the "Consultancy Agreement"); and

WHEREAS In order to acknowledge and incentivize BLUE BIRD to expand and enhance its efforts on behalf of BLUE SPHERE, the parties have agreed to the following amendment to the Consultancy Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings hereinafter set forth the Parties hereto agree and warrant as follows:

1. All terms and conditions of the Consultancy Agreement remain in full force and effect.

2. In addition to any compensation to which BLUE BIRD is entitled to receive under and pursuant to the Consultancy Agreement, BLUE SPHERE hereby offers, subject to the terms and conditions of Section 3 below and the other sections of this Agreement (*defined below*), BLUE BIRD the following additional compensation ("Additional Compensation":

   (a) 500,000 common shares of BLUE SPHERE to be issued to BLUE BIRD as soon as practicable after execution and delivery of this Amendment to Consultancy Agreement but in any event before 31st of December 2011(this "Agreement");

   (b) 500,000 common shares of BLUE SPHERE upon receipt by or at the direction of BLUE SPHERE of USD 5,000,000 in debt or equity invested or arranged to be invested by BLUE BIRD on terms reasonably acceptable to BLUE SPHERE in respect of one or more projects to be implemented by BLUE SPHERE or in which BLUE SPHERE participates; and

   (c) 500,000 common shares of BLUE SPHERE upon receipt by or at the direction of BLUE SPHERE of an additional USD 5,000,000 (i.e., making the total amount to be received USD 10,000,000) in debt or equity invested or arranged to be invested by BLUE BIRD on terms reasonably acceptable to BLUE SPHERE in respect of one or more projects to be implemented by BLUE SPHERE or in which BLUE SPHERE participates.

S, P

3. (a) BLUE BIRD shall forfeit and return to BLUE SPHERE the 500,000 common shares that it is to receive pursuant to Section 2(a) if it ceases, terminates or fails to

NB

use his reasonable commercial efforts in the provision of the Services (as defined in the Consultancy Agreement) at any time prior to the first anniversary of this Agreement.

(b) The shares to be issued to BLUE BIRD pursuant to Sections 3(b) and (c) above are hereby contractually restricted for a period of 12 months from the date hereof. Until the expiration of such 12 month period. BLUE BIRD agrees not to offer or sell such shares or any beneficial or economic interest therein under any circumstances. BLUE BIRD will reasonably cooperate with BLUE SPHERE to ensure compliance with this Section 3(b).

4. The provisions of this Agreement will be governed and construed in accordance with the laws of Israel.

IN WITNESS WHEREOF, the Parties have executed this AGREEMENT the date first mentioned above:

**Blue Bird Finance & Projects Ltd.**

By:
Title:

**Bluesphere Corporation**

By:
Title: